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EXHIBIT 11

                                 SYNTELLECT INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                        Three Months Ended Sep. 30        Nine Months Ended Sep. 30
                                                        ---------------------------       -------------------------
                                                           2000            1999            2000             1999
                                                           ----            ----            ----             ----
Numerator:
      Numerator for basic and diluted income (loss)
           per share -- net income (loss)               $ 1,001,000     $ 2,133,000     $ 2,198,000     $ (2,195,000)
                                                        ===========     ===========     ===========     ============
Denominator:
      Denominator for basic income (loss) per
           share - - weighted average number
           of common shares outstanding during
           the period                                    11,895,000      13,170,000      11,845,000       13,373,000
      Incremental common shares attributable to
           assumed exercise of outstanding common
           stock options                                  1,152,000         380,000       1,011,000             --
                                                        -----------     -----------     -----------     ------------
Denominator for diluted income (loss) per share          13,047,000      13,550,000      12,856,000       13,373,000
                                                        ===========     ===========     ===========     ============
Basic net income (loss) per share                       $      0.08     $       .16     $      0.19     $      (0.16)
                                                        ===========     ===========     ===========     ============
Diluted net income (loss) per share                     $      0.08     $       .16     $      0.17     $      (0.16)
                                                        ===========     ===========     ===========     ============


Common equivalent shares not included in the
diluted weighted average shares outstanding,
because they were antidilutive                                    0         811,298         121,546          905,459
                                                        ===========     ===========     ===========     ============






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